Exhibit 23.1

CONSENT OF DELOITTE & TOUCHE LLP, INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-3 (Nos. 333-44204, 333-34648, 33-86930, 33-90392, 33-96620, 33-97490, and 333-132447) and on Form S-8 (Nos. 333-45118, 333-40508, 333-44212, 33-41027, 33-80988, 33-94790, 333-142980, 333-13387, 333-13359, 333-13357, 333-56244, 333-48110, 333-35276, 333-34622, 333-94999, 333-92885, 333-87039, 333-55983, 333-55991, 333-34671, 333-81414, 333-102747, 333-133830, 333-115123, 333-128427, 333-152966, 333-159174, 333-171321, 333-171295, and 333-165153) of our reports dated February 23, 2011 relating to the consolidated financial statements and financial statement schedules of PMC-Sierra Inc., and the effectiveness of internal control over financial reporting appearing in this Annual Report on Form 10-K of PMC-Sierra Inc. for the year ended December 26, 2010.

/s/ DELOITTE & TOUCHE LLP

Vancouver, Canada

February 23, 2011